                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Filed by the registrant /x/

        Filed by a party other than the registrant / /

        Check the appropriate box:

        / /    Preliminary proxy statement

        /x/    Definitive proxy statement

        / /    Definitive addition materials

        / /    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              COLLAGEN CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              COLLAGEN CORPORATION
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

        /x/    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
               14a-6(i)(2).

        / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

        / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)    Title of each class of securities to which transaction applies:

        (2)    Aggregate number of securities to which transactions applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        (4)    Proposed maximum aggregate value of transaction:


        / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)    Amount previously paid:

        (2)    Form, schedule or registration statement no.:

        (3)    Filing party:

        (4)    Date filed:

---------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                              COLLAGEN CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 25, 1995

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COLLAGEN CORPORATION, a Delaware corporation (the "Company"), will be held on Wednesday, October 25, 1995 at 10:00 a.m., local time, at the Company's principal offices located at 2500 Faber Place, Palo Alto, California 94303, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve an amendment to the 1990 Directors' Stock Option Plan to increase the shares of Common Stock reserved for issuance thereunder by 100,000 shares.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1996.

     4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on September 1, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Very truly yours,

                                          CRAIG W. JOHNSON
                                          Secretary

Palo Alto, California
September 21, 1995

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                              COLLAGEN CORPORATION
                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Collagen Corporation (the "Company" or "Collagen") for use at the Annual Meeting of Stockholders to be held Wednesday, October 25, 1995 at 10:00 a.m., local time, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal offices located at 2500 Faber Place, Palo Alto, California 94303. The Company's telephone number at its principal executive offices is (415) 856-0200.

     These proxy solicitation materials were mailed on or about September 22, 1995 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE

     Stockholders of record of the Company's Common Stock at the close of business on September 1, 1995 are entitled to notice of, and to vote at, the Annual Meeting. At the September 1, 1995 record date, 8,970,732 shares of the Company's Common Stock were issued and outstanding, exclusive of shares held by the Company as treasury stock.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Company (Attention: David
J. Foster, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Holders of shares of Common Stock are entitled to one vote per share on all matters, except that all such holders are entitled to cumulate their votes in the election of directors.

     Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than eleven candidates. However, no stockholder shall be entitled to cumulate votes unless the names of the candidates for which votes are being cumulated have been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate the stockholder's votes. On all other matters, each share of Common Stock has one vote.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the approval of the amendment to the 1990 Directors' Stock Option Plan and the reservation of an additional 100,000 shares for issuance thereunder, for ratification of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1996 Annual Meeting must be received by the Company no later than May 26, 1996 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of eleven directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's eleven nominees named below, all of whom are currently directors of the Company. In February 1995, the Board of Directors amended the Company's By-laws to increase the size of the Board of Directors from eleven to twelve directors. Dr. Cornelius Pettinga, a member of the Company's current Board of Directors, has indicated that he will not stand for re-election at the Annual Meeting and, accordingly, has submitted his resignation from the Board effective immediately prior to the Annual Meeting. In light of this, the Board of Directors in August 1995 approved an amendment to the Company's By-laws to decrease the size of the Board of Directors from twelve back to eleven directors effective upon the resignation of Dr. Pettinga from the Board of Directors.

     In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is expected that all nominees will be able and willing to serve as directors. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until such director's successor has been elected and qualified.

     The names of the nominees, and certain information about them as of September 1, 1995, are set forth below:

                                                                                      DIRECTOR
    NAME OF NOMINEE       AGE                   PRINCIPAL OCCUPATION                   SINCE
------------------------  ---     ------------------------------------------------    --------
Howard D. Palefsky......  48      Chairman of the Board of Directors and Chief          1978
                                    Executive Officer of the Company
Anne L. Bakar...........  38      President and Chief Executive Officer of              1993
                                    Telecare Corporation (a provider of in-patient
                                    psychiatric services)
John R. Daniels, M.D....  57      Associate Professor of Medicine, University of        1977
                                    Southern California
William G. Davis........  63      Independent business consultant; retired              1984
                                    President of Medical Instrument Systems
                                    Division, Eli Lilly and Company (a diversified
                                    health care company)
Reid W. Dennis..........  69      General Partner of various partnerships               1975
                                    associated with Institutional Venture Partners
                                    (venture capital partnerships)
Craig W. Johnson........  48      Director, Venture Law Group, A Professional           1991
                                    Corporation; Secretary of the Company
Terry R. Knapp, M.D.....  52      Chairman, President and Chief Executive Officer       1990
                                    of LipoMatrix, Incorporated (a developer of
                                    alternative breast implants)
Michael F. Mee..........  53      Senior Vice President and Chief Financial             1986
                                    Officer of Bristol-Myers Squibb Company (a
                                    diversified producer and distributor of
                                    pharmaceutical products, medical devices,
                                    non-prescription health products, toiletries
                                    and beauty aids)

                                                                                      DIRECTOR
    NAME OF NOMINEE       AGE                   PRINCIPAL OCCUPATION                   SINCE
------------------------  ---     ------------------------------------------------    --------
Rodney Perkins, M.D.....  59      Private ear surgeon; Chairman of the Board of         1975
                                    Directors of ReSound Corporation (a hearing
                                    health care company) and a director of
                                    Laserscope (a manufacturer of medical laser
                                    systems)
Gary S. Petersmeyer.....  48      President and Chief Operating Officer of the          1995
                                    Company
Roger H. Salquist.......  53      Chairman of the Board of Directors and Chief          1988
                                    Executive Officer of Calgene, Inc. (an
                                    agribusiness biotechnology company)

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any of the directors or executive officers of the Company.

     Mr. Palefsky joined Collagen as President, Chief Executive Officer and Director in March 1978 and served in such capacities until February 1995, when he became the Chairman of the Board and Chief Executive Officer. From 1973 to March 1978, Mr. Palefsky was employed by Alza Corporation where his last position was Vice President, Marketing. Prior to 1973, Mr. Palefsky was employed by Whitehall Laboratories as Assistant to the President. Both Alza Corporation and Whitehall Laboratories are manufacturers of pharmaceutical products. Mr. Palefsky is also a director of Calgene, Inc. and Target Therapeutics, Inc. ("Target").

     Ms. Bakar has been President and Chief Executive Officer of Telecare Corporation, the largest dedicated provider of in-patient psychiatric services in the state of California, since 1987. Previously, Ms. Bakar spent seven years in the investment banking industry.

     Dr. Daniels, a founder of Collagen, was a Vice President of Collagen from September 1975 to September 1979. He served as President of Target, a manufacturer of medical devices for minimally invasive, non-surgical treatment of vascular diseases and 24%-owned subsidiary of the Company, from June 1985 to April 1989, and as a director from June 1985 to May 1990. Dr. Daniels is also the President, Chief Executive Officer and a director of Regional Therapeutics, Inc., a developer of collagen-based medical products, and the Chairman and Chief Financial Officer of Balance Pharmaceuticals, Inc., a developer of pharmaceutical products.

     Mr. Davis was associated with Eli Lilly and Company from 1957 to 1984, where he served as Executive Vice President, Eli Lilly International Corporation, from 1972 to 1975, Executive Vice President, Pharmaceutical Division, from 1975 to 1982 and President, Medical Instrument Systems Division, from 1982 until his retirement in 1984. Mr. Davis is also a director of Alza Corporation, Endosonics, Inc. and Target.

     Mr. Dennis served as President of Collagen from February 1976 to March 1978, as Chairman of the Board from March 1978 to February 1995, and has served as Chairman Emeritus of the Board and Chairman of the newly-formed Executive Committee since February 1995.

     Mr. Johnson has been a Director in Venture Law Group, A Professional Corporation, principal outside counsel to Collagen, and a Partner in its predecessor partnership, since February 1993. From 1980 to February 1993, Mr. Johnson was a member of the law firm of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, principal outside counsel to Collagen during such period. He was appointed Secretary of Collagen in August 1986. Mr. Johnson served as Assistant Secretary of Collagen for ten years prior to his appointment as Secretary. Mr. Johnson is also a director of Retix.

     Dr. Knapp, a founder of Collagen, has served as Chairman of the Board of Directors, President and Chief Executive Officer of LipoMatrix, Incorporated, since February 1992. He was a director and President of Centers for Human Appearance, Inc., a developer of medical device products, from February 1989 to November 1993. Dr. Knapp was also President of, and a surgeon with, Northern California Plastic Surgery Medical Group, Inc. from 1977 until 1993.

     Mr. Mee served as a director of Collagen from August 1981 to January 1985 and was re-elected to the Board in June 1986. He joined the Norton Company, a multinational manufacturer, in January 1985 as Vice President, Finance and served as a director, Vice President, Finance and Chief Financial Officer of that company through January 1990. In February 1990, Mr. Mee joined Wang Laboratories, Inc., a computer manufacturer, as the Executive Vice President, Finance, Chief Financial Officer and a director and subsequently served as Chairman of the Board of Directors and Chief Financial Officer of that company. He joined Bristol-Myers Squibb Company as Senior Vice President and Chief Financial Officer in March 1994.

     Dr. Perkins, a founder of Collagen, served as President of Collagen from September 1975 to November 1975. He is a Clinical Professor of Surgery at the Stanford University Medical Center and President of the California Ear Institute at Stanford.

     Mr. Petersmeyer joined Collagen as President, Chief Operating Officer and Director in February 1995. Prior to joining Collagen, Mr. Petersmeyer was employed by Syntex Corporation, a manufacturer of pharmaceutical products, from 1991 to January 1995, where he served as Vice President of Managed Health Care from March 1993 to January 1995, as well as serving at various times as National Sales Director and Director of Corporate Development. From 1986 to 1990, he served as President and Chief Executive Officer of Beta Phase, Inc., a medical device manufacturer, and from 1982 to 1986 he was the Executive Vice President and General Manager, Ophthalmic Products Division, of CooperVision, Inc., a manufacturer and distributor of ophthalmic products.

     Mr. Salquist has served as Chief Executive Officer and a director of Calgene, Inc., since November 1985, and is currently Chairman of the Board of Directors of that company. He is also a director of Celtrix Pharmaceuticals, Inc. and a trustee of the Fidelity Investments Charitable Gift Fund.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of seven meetings during the fiscal year ended June 30, 1995, including meetings held by conference telephone call. The Board of Directors has an Audit Committee and a Human Resources Committee (formerly the Compensation Committee). There is no committee performing the functions of a nominating committee.

     The Audit Committee recommends engagement of the Company's independent auditors, reviews the scope of the audit, considers comments made by the independent auditors with respect to the Company's internal control structure, including systems, procedures and internal accounting controls and the consideration given thereto by Management, and reviews the Company's system of internal controls, including systems, procedures and internal accounting controls, with the Company's financial and accounting staff. This Committee, which currently consists of directors Mee (Chairman), Johnson and Salquist, held three meetings during fiscal 1995.

     The Human Resources Committee provides guidance and commentary for all corporate compensation, benefits, perquisite and employee (and director) equity programs. It reviews and makes recommendations to the Board regarding such matters as the Company's compensation of its officers, all employee equity plans and individual equity grants and bonus plans and bonus payments. This Committee, which currently consists of directors Pettinga (Chairman), Bakar, Davis and Dennis, held four meetings during fiscal 1995.

     No incumbent director attended fewer than 75 percent of the aggregate number of meetings (held while such director was a member) of the Board of Directors and of the committees, if any, upon which such director served during fiscal 1995, except that director Perkins attended four of the seven meetings of the Board of Directors held during the fiscal year and director Mee attended seven of the ten meetings held in the aggregate by the Board of Directors and the Audit Committee during the fiscal year.

COMPENSATION OF DIRECTORS

     The Company currently pays each director who is not an employee (currently ten persons) a monthly retainer of $1,000, a fee of $1,000 for each meeting of the Board attended by such director, a fee of $250 for each telephonic meeting of the Board in which such director participates and a fee of $500 for each committee meeting attended by such director on a date not coinciding with a meeting of the Board. Each nonemployee director participates in the Company's 1990 Directors' Stock Option Plan, pursuant to which nonemployee directors are automatically granted options to purchase shares of Common Stock of the Company on the terms and conditions set forth in such plan. During the fiscal year ended June 30, 1995, each of the Company's ten nonemployee directors were granted a 3,000 share option at an exercise price of $18.63 per share, all pursuant to the terms of the Company's 1990 Directors' Stock Option Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

                                PROPOSAL NO. 2:

                 AMENDMENT TO 1990 DIRECTORS' STOCK OPTION PLAN

GENERAL

     The Company's 1990 Directors' Stock Option Plan (the "Directors' Option Plan") was adopted by the Board of Directors in August 1990 and approved by the stockholders in October 1990. On May 21, 1993, the Board of Directors amended the Directors' Option Plan, subject to approval of the Company's stockholders, to increase the number of shares of Common Stock reserved for issuance thereunder from 100,000 to 200,000 shares, which amendment was approved by the Company's stockholders at the Company's Annual Meeting in October 1993. On August 11, 1995, the Board of Directors further amended the Directors' Option Plan, subject to approval of the Company's stockholders, to increase the number of shares of Common Stock reserved for issuance thereunder from 200,000 to 300,000 shares. The stockholders are being asked to approve this amendment at the Annual Meeting.

SUMMARY OF THE 1990 DIRECTORS' STOCK OPTION PLAN

     The essential features of the Directors' Option Plan are outlined below.

  PURPOSE

     The purposes of the Directors' Option Plan are to attract and retain the best available personnel for service as directors of the Company, to provide additional incentive to the nonemployee directors and to encourage their continued service on the Board.

  ADMINISTRATION

     The Directors' Option Plan is designed to work automatically and not to require administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. No discretion concerning decisions regarding the Directors' Option Plan shall be afforded to any person who is not a "disinterested" person under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The interpretation and construction of any provisions of the Directors' Option Plan by the Board of Directors shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Directors' Option Plan.

  ELIGIBILITY

     The Directors' Option Plan provides that each director who is not an employee of the Company or any parent or subsidiary of the Company, other than nonemployee directors as of August 31, 1990, the effective date of the plan, shall be granted an option to purchase 15,000 shares of Common Stock (an "Initial Option") on the date on which the optionee first becomes a director of the Company. On July 1 of each year after the effective date of the plan, whether or not a nonemployee director on August 31, 1990, each nonemployee director shall be granted an option to purchase 3,000 shares of Common Stock (an "Annual Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. Any nonemployee director who is elected Chairman of the Board for the first time will receive an additional Initial Option to purchase 10,000 shares of Common Stock.

     Except for automatic option grants under the Directors' Option Plan, nonemployee directors will not be eligible to receive any additional option grants or stock issuances under the Directors' Option Plan or any other stock plan of the Company. The Directors' Option Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one nonemployee director, but does provide for the number of shares which may be included in any grant and the method of making a grant.

  TERMS OF OPTIONS

     Options granted under the Directors' Option Plan have a term of ten years. Each option is evidenced by an option agreement between the Company and the director to whom such option is granted and is subject to the following additional terms and conditions:

     (a) Rule 16b-3. Options granted to directors must comply with the applicable provisions of Rule 16b-3, or any successor thereto, and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Directors' Option Plan transactions.

     (b) Exercise of the Option. The Initial Options become exercisable cumulatively to the extent of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The Annual Options become exercisable in whole on the first anniversary of the date of grant. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option is determined by the Board and may consist of (i) cash, (ii) check, (iii) promissory note, (iv) an exchange of shares of the Company's Common Stock held for at least six months, (v) delivery of a properly executed exercise notice together with such documentation necessary to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, (vi) delivery of an irrevocable subscription agreement which obligates the optionee to take and pay for the shares not more than twelve months later, (vii) a combination of the foregoing methods or (viii) such other consideration and method of payment permitted by applicable law.

     (c) Exercise Price. The per share exercise price of options under the Directors' Option Plan is 100% of the fair market value of the Company's Common Stock on the date of grant. The fair market value is determined based upon the closing sales price of the Company's Common Stock on the Nasdaq Stock Market on the date the option is granted.

     (d) Termination of Status as a Director. The Directors' Option Plan provides that if an optionee ceases to serve as a director of the Company, the option may be exercised within three months after the date he or she ceases to be a director as to all or part of the shares that the optionee was entitled to exercise at the date of such termination.

     (e) Death. In the event of the death of an optionee, the option may be exercised by the optionee's estate or beneficiary at any time within six months after death, but only to the extent that the option would have been exercisable at the time of death.

     (f) Disability. If an optionee's service as a director of the Company is terminated as a result of his or her total and permanent disability, the option may be exercised at any time within six months after the date of his or her termination, but only to the extent he or she was entitled to exercise it at the date of such termination.

     (g) Suspension or Termination of Options. No option is exercisable by any person after the expiration of ten years from the date the option was granted. If the President of the Company or his designee reasonably believes that an optionee has committed an act of misconduct, the President may suspend the optionee's right to exercise any option pending a determination by the Board of Directors (excluding the director accused of such misconduct). If the Board of Directors (excluding the director accused of such misconduct) determines an optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company, or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the optionee nor his or her estate will be entitled to exercise any option whatsoever. In making such determination, the Board of Directors (excluding the director accused of such misconduct) will act in good faith and will give the optionee an opportunity to appear and present evidence on the optionee's behalf at a hearing before a committee of the Board.

     (h) Nontransferability of Options. An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

     (i) Acceleration of Options. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant will have the right to exercise the option as to all shares subject to such option, including shares as to which the option would not otherwise be exercisable. If the Board determines that options shall be fully exercisable in lieu of assumption or a substitution, the Company shall notify the participant that the option shall be fully exercisable for 15 days from the date of such notice and will terminate upon the expiration of such period.

     (j) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Option Plan as may be determined by the Board of Directors.

  ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the option price and in the number of shares subject to each option. In the event of a proposed dissolution or liquidation of the Company, all options will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. The Board of Directors may, in its sole discretion, make provisions for accelerating the exercisability of the shares subject to an option under the Directors' Option Plan in such event.

  AMENDMENT AND TERMINATION

     The Board of Directors may amend the Directors' Option Plan at any time, or from time to time, or may terminate it without approval of the stockholders, but no amendment or termination shall be made that would impair the rights of any optionee under any prior grant without his or her consent. In addition, the Company shall obtain stockholder approval of any amendment to the Directors' Option Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable law or regulation. Further, the provisions of the Directors' Option Plan concerning the grants of options under the Directors' Option Plan may not be amended more than once every six months other than to comply with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended. In any event, the Directors' Option Plan will terminate in August 2000.

  TAX INFORMATION

     Options granted under the Directors' Option Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Because the optionee is a director of the Company, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). Capital gain is fully included in gross income. Capital losses are allowed in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Option Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

PARTICIPATION

     Employees and employee directors are ineligible to participate in the Directors' Option Plan. The following table sets forth information for the fiscal year ended June 30, 1995 as to (i) the number of shares of the Company's Common Stock subject to options granted under the Directors' Option Plan during such fiscal year, (ii) the exercise price per share of such options, and (iii) the expiration date of such options.

                                                                              EXERCISE
                                                           SHARES SUBJECT     PRICE PER     EXPIRATION
                        OPTIONEE                             TO OPTION          SHARE          DATE
---------------------------------------------------------  --------------     ---------     ----------
Anne L. Bakar............................................       3,000          $ 18.63        7/1/2004
John R. Daniels, M.D.....................................       3,000          $ 18.63        7/1/2004
William G. Davis.........................................       3,000          $ 18.63        7/1/2004
Reid W. Dennis...........................................       3,000          $ 18.63        7/1/2004
Craig W. Johnson.........................................       3,000          $ 18.63        7/1/2004
Terry R. Knapp, M.D......................................       3,000          $ 18.63        7/1/2004
Michael F. Mee...........................................       3,000          $ 18.63        7/1/2004
Rodney Perkins, M.D......................................       3,000          $ 18.63        7/1/2004
Cornelius W. Pettinga, Ph.D.*............................       3,000          $ 18.63        7/1/2004
Roger H. Salquist........................................       3,000          $ 18.63        7/1/2004
All Nonemployee Directors as a Group (10 individuals)....      30,000          $ 18.63        7/1/2004

---------------
* Dr. Pettinga has indicated that he will resign from his position on the Company's Board of Directors effective immediately prior to the Annual Meeting.

REQUIRED VOTE

     The approval of the amendment to the Directors' Option Plan increasing the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares to a total of 300,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE DIRECTORS' OPTION PLAN. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE APPROVAL OF THE AMENDMENT TO THE DIRECTORS' OPTION PLAN.

                                PROPOSAL NO. 3:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1996, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements annually since fiscal 1978. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE PROPOSAL.

                               OTHER INFORMATION

                             COMMON STOCK OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of September 1, 1995 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 13, and (iv) all directors and executive officers as a group.

                                                                         SHARES BENEFICIALLY
                                                                               OWNED(1)
                     5% STOCKHOLDERS, DIRECTORS,                       ------------------------
             NAMED EXECUTIVE OFFICERS, AND DIRECTORS AND                             PERCENT OF
                    EXECUTIVE OFFICERS AS A GROUP                       NUMBER        TOTAL(2)
---------------------------------------------------------------------  ---------     ----------
Wellington Management Company........................................  1,139,900        12.7%
  75 State Street
  Boston, MA 02109
Reid W. Dennis(3)....................................................    694,043         7.7%
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Howard D. Palefsky(4)................................................    205,169         2.3%
Anne L. Bakar(5).....................................................      6,750           *
John R. Daniels, M.D.(6).............................................    137,327         1.5%
William G. Davis(7)..................................................     25,000           *
Craig W. Johnson(8)..................................................     78,200           *
Terry R. Knapp, M.D.(9)..............................................     79,616           *
Michael F. Mee(5)....................................................     36,000           *
Rodney Perkins, M.D.(5)..............................................     12,000           *
Gary S. Petersmeyer(5)...............................................     10,600           *
Cornelius W. Pettinga, Ph.D.(10).....................................     36,500           *
Roger H. Salquist(11)................................................     30,150           *
Frank A. DeLustro, Ph.D.(12).........................................     69,775           *
Ross R. Erickson(13).................................................     32,760           *
William C. Miller(14)................................................     13,027           *
A. Neville H. Pelletier(15)..........................................     28,505           *
All directors and executive officers as a group (19 persons)(16).....  1,565,813        17.5%

---------------
  *  Less than 1 percent.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table.

 (2) As of September 1, 1995, 8,970,732 shares were issued and outstanding, exclusive of shares held by the Company as treasury stock.

 (3) Includes 46,000 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995; excludes 1,500 shares held by Mr. Dennis as trustee for Suzanna Weaver Dennis, in which he disclaims any beneficial ownership.

 (4) Includes 193,500 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

 (5) Represents shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

 (6) Includes 36,000 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

 (7) Includes 21,000 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

 (8) Includes 27,000 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

 (9) Includes 15,000 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

(10) Includes 36,000 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

(11) Includes 24,000 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

(12) Includes 53,111 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

(13) Includes 26,400 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

(14) Includes 11,790 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

(15) Includes 26,560 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

(16) Includes 645,942 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

     The following table sets forth the beneficial ownership, as of September 1, 1995, of the Common Stock of Target Therapeutics, Inc., a 24%-owned subsidiary of the Company.

                                                                           SHARES BENEFICIALLY
                                                                                 OWNED(1)
                                                                          ----------------------
                DIRECTORS, NAMED EXECUTIVE OFFICERS, AND                              PERCENT OF
              DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                 NUMBER       TOTAL(2)
------------------------------------------------------------------------  -------     ----------
Howard D. Palefsky......................................................       --          --
Anne L. Bakar...........................................................       --          --
John R. Daniels, M.D....................................................   86,874         1.2%
William G. Davis(3).....................................................   16,230           *
Reid W. Dennis..........................................................       --          --
Craig W. Johnson........................................................      331           *
Terry R. Knapp, M.D.....................................................       --          --
Michael F. Mee..........................................................       --          --
Rodney Perkins, M.D.....................................................       --          --
Gary S. Petersmeyer.....................................................       --          --
Cornelius W. Pettinga, Ph.D. ...........................................       --          --
Roger H. Salquist.......................................................       --          --
Frank A. DeLustro, Ph.D.................................................       --          --
Ross R. Erickson........................................................       --          --
William C. Miller.......................................................      200           *
A. Neville H. Pelletier.................................................      500           *
All directors and executive officers as a group (19 persons)(3).........  103,435         1.4%

---------------
 *  Less than 1 percent.

(1) Excludes shares held by Collagen Corporation which certain directors and named officers could be deemed to beneficially own by virtue of their respective position(s) with Collagen. Each such director and named officer disclaims beneficial ownership of such shares.

(2) As of September 1, 1995, 7,162,953 shares of Target Therapeutics, Inc. Common Stock were issued and outstanding.

(3) Includes 6,230 shares issuable upon exercise of options exercisable within 60 days of September 1, 1995.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation received by (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Company serving at the end of the fiscal year ended June 30, 1995, and the compensation received by each such individual for the Company's two prior fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                               ANNUAL COMPENSATION              AWARDS
                                                       -----------------------------------   ------------
                                                                                 OTHER        SECURITIES
                                                                                 ANNUAL       UNDERLYING     ALL OTHER
                                              FISCAL                          COMPENSATION     OPTIONS      COMPENSATION
        NAME AND PRINCIPAL POSITION            YEAR    SALARY($)   BONUS($)      ($)(1)         (#)(2)         ($)(3)
--------------------------------------------  ------   ---------   --------   ------------   ------------   ------------
Howard D. Palefsky..........................   1995    $294,270    $39,826            --            --              --
  Chairman and Chief Executive Officer                                                           2,000(4)
                                               1994    $280,020    $35,700            --        20,000              --
                                                                                                 2,000(4)
                                               1993    $276,271    $14,384            --        35,000              --
                                                                                                 2,000(4)
Frank A. DeLustro, Ph.D.....................   1995    $175,056    $23,626            --            --              --
  Senior Vice President, Scientific            1994    $168,757    $21,675            --         9,000              --
  Affairs                                      1993    $158,770    $ 8,219            --        14,500              --
Ross R. Erickson............................   1995    $153,923    $21,601            --            --              --
  Vice President, Regulatory Affairs           1994    $140,017    $19,125            --        10,000              --
  and Quality Assurance                        1993    $139,018    $ 6,935            --        10,000              --
William C. Miller(5)........................   1995    $147,183    $20,926            --            --              --
  Vice President and General Counsel           1994    $140,569    $17,850            --            --        $ 20,417
                                               1993    $105,023    $ 5,394            --        18,500        $ 61,667
A. Neville H. Pelletier.....................   1995    $171,337    $23,215      $132,457         5,000              --
  Vice President and Managing                  1994    $166,969    $21,293      $132,424         6,000              --
  Director, Europe                             1993    $161,658    $ 8,579      $103,039        11,500        $ 47,881

---------------
(1) The value of perquisites or personal benefits is not included in the amounts disclosed if, in the aggregate for any named individual, they did not exceed the lesser of either $50,000 or ten percent of total salary and bonus reported for such individual in the Summary Compensation Table. The amounts stated in this column represent compensation for Mr. Pelletier relating to his overseas assignment in Europe. Of such amounts, $125,656 of the fiscal 1995 amount, $125,983 of the fiscal 1994 amount and $76,760 of the fiscal 1993 amount represent payments related to a cost of living/housing allocation.

(2) Fiscal 1993 option grants represent, in part, option grants in recognition of both fiscal 1993 performance and fiscal 1992 performance. This table does not reflect options granted subsequent to the close of fiscal 1995, which may represent grants partially in recognition of fiscal 1995 performance.

(3) Stated amounts represent (i) mortgage assistance to Mr. Miller in fiscal 1994 and fiscal 1993, respectively, (ii) a $50,000 payment to Mr. Miller upon the commencement of his employment with the Company in fiscal 1993, and
    (iii) relocation expenses in fiscal 1993 associated with Mr. Pelletier's commencement of employment overseas in Europe.

(4) Amounts represent options to purchase shares of the Common Stock of Target Therapeutics, Inc., a 24%-owned subsidiary of the Company, granted to Mr. Palefsky pursuant to his service on the Board of Directors of that corporation.

(5) Mr. Miller commenced employment with the Company on October 1, 1992 and resigned from his position with the Company on September 1, 1995.

     Pursuant to a Letter Agreement dated as of April 26, 1991, as amended May 3, 1991 and May 21, 1993, the Company has agreed to provide A. Neville H. Pelletier, the Company's Vice President, Europe, with six months notice prior to termination of his employment other than for cause. In addition, the Company has agreed to pay for certain relocation expenses back to the United States incurred by Mr. Pelletier should his employment be terminated for any reason. The Company believes that the terms of this Letter Agreement are generally consistent with industry practices with respect to the overseas employment of expatriates.

     The following table sets forth information for the named executive officers with respect to grants of options to purchase Common Stock of the Company made during the fiscal year ended June 30, 1995.

                       STOCK OPTION GRANTS IN FISCAL 1995

                                                INDIVIDUAL GRANTS (1)                              POTENTIAL
                                -----------------------------------------------------         REALIZABLE VALUE AT
                                               % OF TOTAL                                       ASSUMED ANNUAL
                                NUMBER OF       OPTIONS                                      RATES OF STOCK PRICE
                                SECURITIES     GRANTED TO                                      APPRECIATION FOR
                                UNDERLYING     EMPLOYEES      EXERCISE                     10-YEAR OPTION TERM($)(2)
                                 OPTIONS       IN FISCAL       PRICE       EXPIRATION     ---------------------------
         GRANTEE NAME           GRANTED(#)        YEAR        ($/SH.)         DATE            5%             10%
------------------------------- ----------     ----------     --------     ----------     -----------    ------------
Howard D. Palefsky.............     2,000(3)        --         $35.75        04/01/05     $    44,966    $    113,953

Frank A. DeLustro, Ph.D........        --           --             --              --              --              --

Ross R. Erickson...............        --           --             --              --              --              --

William C. Miller..............        --           --             --              --              --              --

A. Neville H. Pelletier........     5,000          4.7%        $20.25        08/11/04     $    63,676    $    161,366

All Stockholders(4)............        --           --             --              --     $97,168,179    $246,243,245

All Employee Optionees.........   106,350          100%        $23.03(5)          (5)     $ 1,540,314    $  3,903,459

  % of Total Stockholder
    Value......................        --           --             --              --           1.59%           1.59%


---------------
(1) Consist of stock options granted pursuant to the Company's stock option plans, which generally become exercisable at a rate of two percent of the shares subject to the option per month for 50 months as long as the optionee remains an employee with, consultant to or director of the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date.

(2) These amounts represent certain assumed rates of appreciation for a given exercise price only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There is no assurance that the amounts reflected will be realized.

(3) Represents an option to purchase shares of the Common Stock of Target Therapeutics, Inc., a 24%-owned subsidiary of the Company, granted to Mr. Palefsky pursuant to his service as a nonemployee director of that corporation. This option will become exercisable in full on April 1, 1998, if Mr. Palefsky continues to serve as a director of Target Therapeutics, Inc. through such date.

(4) Based on an aggregate of 9,019,632 shares of Common Stock outstanding as of June 30, 1995, excluding shares held as treasury stock, and a price per share of $17.13, the fair market value of Collagen's Common Stock at the close of business on such date.

(5) Represents the weighted average exercise price of options granted during fiscal 1995. Options granted during fiscal 1995 will generally expire on the date in fiscal 2005 equal to ten years from the date of grant.

     The following table sets forth information for the named executive officers with respect to exercises of options to purchase Common Stock of the Company in the fiscal year ended June 30, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING
                                                                    UNEXERCISED          VALUE OF UNEXERCISED
                                                                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                     SHARES                     FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)
                                  ACQUIRED ON       VALUE          (EXERCISABLE/             (EXERCISABLE/
              NAME                EXERCISE (#)   REALIZED ($)     UNEXERCISABLE)            UNEXERCISABLE)
--------------------------------  ------------   ------------   -------------------     -----------------------
Howard D. Palefsky..............     22,500        $309,125        187,100/29,900         $  1,190,250/$      0
                                                                         0/ 6,000(2)      $          0/$104,750
Frank A. DeLustro, Ph.D.........      2,100        $ 40,600         49,271/15,050         $     75,639/$      0
Ross R. Erickson................         --              --         24,280/11,860         $     10,165/$      0
William C. Miller...............         --              --         11,050/ 7,450         $          0/$      0
A. Neville H. Pelletier.........         --              --         24,280/13,220         $          0/$      0

---------------
(1) The fair market value of Collagen's Common Stock at the close of business on June 30, 1995 was $17.13 per share.

(2) Represent options to purchase shares of the Common Stock of Target Therapeutics, Inc., a 24%-owned subsidiary of the Company, granted to Mr. Palefsky pursuant to his service as a nonemployee director of that corporation. The fair market value of Target Therapeutics, Inc. Common Stock at the close of business on June 30, 1995 was $44.00 per share.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors (the "Committee") is comprised of Dr. Cornelius W. Pettinga, Ms. Anne L. Bakar, Mr. William G. Davis and Mr. Reid W. Dennis, all independent nonemployee directors who are not eligible to participate in any of the executive compensation programs. Dr. Cornelius W. Pettinga served as Chairman of the Committee during fiscal 1995 and will continue to do so until his resignation from the Board of Directors immediately prior to the Annual Meeting. The Committee oversees the administration of the Company's benefits and compensation plans, reviews corporate human resources programs, and establishes policies governing the annual compensation of the executive officers of the Company.

     The following is a report submitted by the above listed committee members in their capacity as the Board's Human Resources Committee, addressing the Company's compensation policy as it related to the Company's executive officers for fiscal 1995.

COMPENSATION POLICY

     The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation, bonuses based on corporate performance, and stock option grants. All executive officers as well as senior-level managerial and technical employees are eligible for and do participate in these compensation plans.

  Salary

     The Human Resources Committee evaluates the performance and sets the salary of the Company's Chief Executive Officer, Howard Palefsky, on an annual basis. Mr. Palefsky evaluates the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Human Resources Committee. Survey data is drawn from comparable companies participating in medical device, biotechnology, and/or pharmaceutical executive compensation surveys, several of which are included in the peer group index in the Company's Performance Graph at page 18. Within this framework, executive salaries are determined based on individual performance, level of responsibility, the Company's overall salary structure, and the financial condition of the Company. The Company's compensation policy is designed to maintain executive officer base salaries within a range approximating the median of such salary data for like characteristics.

  Bonuses

     The Company seeks to provide annual incentives and rewards to executives who make contributions of outstanding value, contingent upon the performance of the Company as a whole.

     The Company's annual bonus program is funded by the attainment of a specific operating income goal, with individual payouts based on performance relative to both additional corporate objectives and specific objectives for each executive's division. The operating income goal and the corporate objectives are recommended by the Chief Executive Officer and approved by the Human Resources Committee and the full Board.

     Both the target amount and potential range of bonuses available to executive officers are set annually by the Human Resources Committee. Bonus awards are weighted so that high-end bonuses are available when the Company's performance exceeds corporate target, up to a defined maximum, and proportionally smaller or no awards are made when the Company does not meet corporate target.

  Stock Options

     The Committee believes that equity ownership provides significant additional motivation to executives to maximize value for the Company's stockholders, and therefore approves both annual and periodic grants of stock options under the Company's 1994 Stock Option Plan. The Company's primary option grants are generally approved on an annual basis largely in recognition of individual performance during the fiscal year. The amounts of the annual grants are determined relative to guidelines derived from an industry survey of executive stock compensation provided by an outside consultant. In determining individual grants, the Committee also considers individual performance, current stock option holdings, and grants to others within the Company. Additional grants may be given during the fiscal year in recognition of promotions or exemplary performance achievements.

     Stock options are granted at the prevailing market price and will only have value if the Company's stock price increases over the exercise price. The Committee believes that the performance-based value of stock options serves to align the interests of executive officers closely with those of other stockholders. In accordance with this philosophy, Collagen Corporation does not have a discounted option or restricted stock program for its executive officers.

     In addition to providing an opportunity for increased equity ownership, stock options also create an incentive for officers and key employees to remain with the Company for the long term, as such options become exercisable over time for so long as the officer or key employee continues his or her employment relationship with the Company.

  Deductibility of Executive Compensation

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive

Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Committee believes that options granted under the 1994 Stock Option Plan will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

CHIEF EXECUTIVE OFFICER COMPENSATION

     During fiscal 1995, the compensation of Howard Palefsky, the Chief Executive Officer of the Company, consisted of base salary and a bonus. Mr. Palefsky did not participate in any decisions related to his compensation.

     Mr. Palefsky's fiscal 1995 base salary reflected a 5.36% increase from his fiscal 1994 base salary.

     After careful review of the Company's performance as measured against the annual corporate goals and objectives, the Committee determined that 77% of the operating income goal was achieved and that 90% of all corporate objectives were realized in fiscal 1995. The Committee found Mr. Palefsky's target bonus award of 15% to be appropriate relative to his total compensation package and what other executive officers in related industries can achieve. Accordingly, an incentive bonus of approximately 13.5% of salary, or 90% of target award, was awarded in the amount of $39,826.

     Subsequent to the end of the fiscal year, but in recognition of his performance during fiscal 1995, the Company granted Mr. Palefsky an option to purchase 20,000 shares of the Company's Common Stock at an exercise price of $17.00 per share, the market price at the time of the grant of the stock option. In determining the size of the grant, the Committee utilized the stock option grant guidelines described above for all executive officers of the Company.

                                SUBMITTED BY THE HUMAN RESOURCES COMMITTEE
                                OF THE BOARD OF DIRECTORS

                                Dr. Cornelius W. Pettinga, Chairman
                                Ms. Anne L. Bakar
                                Mr. William G. Davis
                                Mr. Reid W. Dennis

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     Reid W. Dennis, Chairman Emeritus of the Board and a member of the Human Resources Committee of the Board of Directors, acted in the capacity of President of the Company from February 1976 to March 1978.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return, assuming reinvestment of all dividends, for the Company's Common Stock at June 30, 1995 since June 30, 1990 to the cumulative return over such period of (i) the Nasdaq Stock Market -- US Index and (ii) the S & P Medical Products & Supplies Index. The graph assumes that $100 was invested on June 30, 1990 in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a price per share of $22.13, the closing price on June 30, 1990. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG COLLAGEN CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                AND THE S & P MEDICAL PRODUCTS & SUPPLIES INDEX



                                          Cumulative Total Return
                                --------------------------------------------
                                6/90    6/91    6/92    6/93    6/94    6/95


Collagen Corp                   100     114      84     104      86      79

NASDAQ STOCK MARKET--US         100     106     127     160     162     215

S&P MEDICAL PROD & SUPPL        100     133     152     124     120     184


---------------
* $100 INVESTED ON 06/30/90 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Target have entered into certain agreements for the purpose of defining the ongoing relationship between the two companies. The Company currently owns approximately 24% of Target's Common Stock and owned a majority of Target's Common Stock when such agreements were negotiated. Accordingly, these agreements were not the result of arm's-length negotiations between independent parties.

     The Company and Target have entered into a Stockholder Agreement providing that all transactions between Target and the Company or any affiliate of the Company must be approved by a special committee of

Target's Board of Directors comprised of three directors who are not officers, directors, employees or affiliates of the Company. During the effective term of the Agreement, the Company may not vote to eliminate from Target's Certificate of Incorporation provisions requiring cumulative voting for the election of directors. In addition, the Agreement provides that the Company will not sell any of its Target Common Stock at a premium over the average market price over the three day period preceding such sale, except for premiums which may be simultaneously received by all of Target's stockholders in the event of a tender offer, merger or reorganization. Moreover, the Agreement requires that affiliates of the Company purchasing Target Common Stock from the Company agree to the preceding restrictions. The provisions of the Agreement became effective upon the consummation of Target's initial public offering in January 1992 and terminate on the earlier of seven years from the date of the Agreement or on the date the Company beneficially owns less than 5% of Target's Common Stock.

     In June 1989, Target sold certain assets relating to Angiostat(R) Collagen (a form of collagen used for embolization and chemoembolization) to Regional Therapeutics, Inc. ("RTI"). Dr. John R. Daniels, a director of the Company, is the President, Chairman of the Board of Directors and sole shareholder of RTI. In connection with such sale, the Company and RTI entered into an agreement pursuant to which the Company will supply RTI with Angiostat(R) Collagen. During the fiscal year ended June 30, 1995, RTI purchased from the Company Angiostat(R) Collagen with an aggregate purchase price of approximately $69,080.

     In February 1992, the Company purchased 1,894,140 shares of Preferred Stock of LipoMatrix, Incorporated ("LipoMatrix"), a corporation of which Dr. Terry Knapp, a director of the Company, is currently a shareholder and Chairman of the Board, President and Chief Executive Officer and on whose Board of Directors Mr. Palefsky serves, for $464,064. In February 1993, the Company purchased an additional 260,000 shares of LipoMatrix Preferred Stock for $325,000, and in January 1994 purchased, for approximately $1,751,750, a further additional 1,400,000 shares of LipoMatrix Preferred Stock and a warrant to purchase up to 175,000 shares of LipoMatrix Common Stock. In September 1994, the Company entered into a Credit Agreement with LipoMatrix pursuant to which the Company agreed to extend to LipoMatrix a $2,000,000 revolving line of credit beginning in early calendar 1995. In June 1995, the Company terminated the Credit Agreement with LipoMatrix and converted the outstanding balance thereunder, approximately $1.8 million, into a $4 million Convertible Promissory Note payable to the Company by LipoMatrix, the remaining $2.2 million of the purchase price of which the Company paid via a separate promissory note payable to LipoMatrix, the outstanding balance of which was paid in September 1995. The Convertible Promissory Note bears interest at a rate of 7.12% per annum, matures in June 2000 and is convertible into shares of LipoMatrix Preferred Stock at the option of the Company or, upon the occurrence of certain events, automatically. The Company is also party to a License, Supply and Option Agreement and a Distribution Agreement with LipoMatrix pursuant to which Collagen will supply LipoMatrix with certain biomaterials and under which Collagen holds certain exclusive distribution rights to LipoMatrix products. In addition, in August 1995 the Company entered into an agreement with certain of the stockholders of LipoMatrix pursuant to which the Company will, subject to certain conditions, acquire from such holders outstanding LipoMatrix securities for an aggregate of approximately $18 million. After this transaction, which is currently scheduled to close in January 1996, based upon the current outstanding capital stock of LipoMatrix, the Company will hold an equity interest in LipoMatrix of in excess of 90%. Mr. Craig Johnson, a director of the Company, owns 11,479 shares of LipoMatrix capital stock, valued at an aggregate of approximately $24,106 in this transaction, and is a general partner of a limited partnership that owns 40,000 shares of LipoMatrix capital stock, valued at an aggregate of $84,000 in this transaction. Both Mr. Johnson and such partnership have agreed to sell their shares to the Company in this transaction. During fiscal 1995, LipoMatrix made certain payments to the Company, primarily for the rental of office and laboratory space, reimbursement of certain administrative expenses and compensation for management services, totaling approximately $54,938.

     In December 1992, the Company purchased 800,000 shares of Preferred Stock of CollOptics, Inc. ("CollOptics"), a corporation on whose Board of Directors Mr. Petersmeyer and Dr. Frank DeLustro, an executive officer of the Company, currently serve, and on whose Board of Directors Mr. Palefsky served from December 1992 until March 1995, for an aggregate of $500,000. In addition, the Company granted to CollOptics a license to use the Company's technology in the field of refractive surgery for long-term vision correction and entered into certain other technology-related agreements with CollOptics. During fiscal 1995, CollOptics made certain payments to the Company, primarily for research and development services and the reimbursement of expenses paid by the Company, totaling approximately $57,350.

     In July 1993, each of the Company and Target purchased 900,000 shares of Preferred Stock of Prograft Medical, Inc. ("Prograft"), a corporation on whose Board of Directors Mr. Palefsky currently serves and Dr. Frank DeLustro, an executive officer of the Company, served during fiscal 1995, in return for payments of $200,000 by each company to Prograft and the grant of a license to use each company's technology in the field of vascular prostheses. The Company and Target were also granted warrants to purchase additional shares of Prograft Preferred Stock in this transaction. Between November 1993 and March 1994, each of Target and Collagen purchased an additional 1,200,000 shares of Prograft Preferred Stock for an aggregate of $300,000 each pursuant to the exercise of certain of such warrants. In July 1994 and March 1995, each of Target and the Company purchased an additional aggregate of 1,293,103 shares of Prograft Preferred Stock for an aggregate of $750,000 each. Furthermore, in July 1994, each of the Company and Target exercised their remaining warrants for Prograft Preferred Stock by purchasing an additional 250,000 shares each at an aggregate exercise price of $62,500 each. During fiscal 1995, Prograft made payments to the Company, primarily for the rental of office and laboratory space, totaling $91,186.

     In November 1993, the Company purchased 50,000 shares of Preferred Stock and 200,000 shares of Common Stock of Otogen Corporation ("Otogen"), a corporation of which Dr. Rodney Perkins, a director of the Company, is currently the majority shareholder and President, Chief Executive Officer and Chief Financial Officer and on whose Board of Directors Mr. Palefsky serves, for an aggregate of $65,000. In addition, the Company granted to Otogen a license to use the Company's technology in the fields of otology and neurosurgical applications, in return for which the Company was granted an additional 50,000 shares of Otogen Common Stock. Furthermore, in April and July 1994, the Company purchased an additional 200,000 shares of Otogen Preferred Stock for an aggregate of $180,000. From September 1994 through May 1995, the Company loaned an aggregate of $400,000 to Otogen, the entire balance of which is currently outstanding.

     In June 1995, the Company purchased 869,565 shares of Preferred Stock and warrants to purchase an additional 869,565 shares of Preferred Stock of Balance Pharmaceuticals, Inc. ("Balance"), a corporation of which Dr. Daniels is currently a shareholder, Chairman of the Board and Chief Financial Officer, for an aggregate of $1,000,869. Mr. Johnson and Mr. Palefsky are also shareholders and members of the Board of Directors of Balance and Mr. Johnson is a general partner of a limited partnership that is a shareholder of Balance. Mr. Roger Salquist, a director of the Company, is also a member of the Board of Directors of Balance.

     Since February 1993, the Company has retained as its principal outside legal counsel Venture Law Group, A Professional Corporation, a law firm of which Mr. Johnson is a director. Prior to such time, the Company had retained Wilson, Sonsini, Goodrich & Rosati, Professional Corporation ("WSG&R"), as its principal outside legal counsel since 1977. From 1980 until February 1993, Mr. Johnson was a member of WSG&R.

     In August 1994 and June 1995, Howard D. Palefsky, the Chief Executive Officer and Chairman of the Board of Directors of the Company, borrowed an aggregate of $450,000 from the Company pursuant to promissory notes (the "Notes") secured by all shares of the Company's capital stock held by Mr. Palefsky while such debt is outstanding. The Notes bear an annual interest rate equal to the lesser of 10% or the prime rate at the close of each quarter for which interest accrues. Fifty percent of Mr. Palefsky's cash bonus for each of the five fiscal years including and after the year in which the Notes were issued will be applied toward payment of each Note and all principal and accrued interest on the Note shall in any event be due and payable five years from the date of issuance. As of the date of this proxy statement, $450,000 of principal and $14,047 of accrued interest on the Notes is outstanding.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended June 30, 1995. To the best of the Company's knowledge, all of these filing requirements have been satisfied. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent holders and copies of the reports that they filed with the SEC.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          CRAIG W. JOHNSON,
                                          Secretary
Dated: September 21, 1995

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              COLLAGEN CORPORATION

                       1995 ANNUAL MEETING OF STOCKHOLDERS

      The undersigned hereby appoints REID W. DENNIS, HOWARD D. PALEFSKY and RODNEY PERKINS, M.D., and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated below, all the stock of COLLAGEN CORPORATION that the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders of COLLAGEN CORPORATION to be held on October 25, 1995, at 10:00 a.m., local time, at the Company's principal offices located at 2500 Faber Place, Palo Alto, California 94303, and at any adjournment or postponement thereof, as indicated on the reverse side.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

      If no direction is made, this proxy will be voted in the Election of Directors in the manner described in the Proxy Statement, FOR the proposal to amend the Company's 1990 Directors' Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 200,000 to 300,000 shares, and FOR the proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. If this proxy is executed in such manner as not to withhold authority to vote for the election of any nominee to the Board of Directors, it shall be deemed to grant such authority.

(Continued, and to be dated and signed on the reverse side.)

                                                  COLLAGEN CORPORATION
                                                  P.O. BOX 11042
                                                  NEW YORK, N.Y. 10203-0042

            / /

1. ELECTION OF DIRECTORS

FOR all nominees   / /   WITHHOLD AUTHORITY to vote       / / *EXCEPTIONS    / /
listed below             for all nominees listed below

Nominees: ANNE L. BAKAR, JOHN R. DANIELS, M.D., WILLIAM G. DAVIS, REID W.
          DENNIS, CRAIG W. JOHNSON, TERRY R. KNAPP, M.D., MICHAEL F. MEE, HOWARD
          D. PALEFSKY, RODNEY PERKINS, M.D., GARY S. PETERSMEYER, ROGER H. SALQUIST.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

2. PROPOSAL TO AMEND THE COMPANY'S 1990 DIRECTORS' STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 200,000 TO 300,000 SHARES.

            FOR    / /       AGAINST     / /      ABSTAIN   / /

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE CURRENT FISCAL YEAR:

           FOR    / /       AGAINST     / /      ABSTAIN   / /

and in their discretion, the proxies are authorized to vote upon such other matter or matters as may properly come before the meeting or any adjournment(s) thereof.

Change of Address and or Comments Mark Here  / /

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:                             , 1995
      -----------------------------

-----------------------------------------
                Signature

-----------------------------------------
       Signature if held jointly


VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. / /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                              COLLAGEN CORPORATION

                        1990 DIRECTORS' STOCK OPTION PLAN

                             as amended May 21, 1993
                           as amended August 11, 1995

         1. Purposes of the Plan. The purposes of this Directors' Stock Option Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

                  All options granted hereunder shall be "non-statutory stock options".

         2. Definitions. As used herein, the following definitions shall apply:

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended.

                  (e) "Common Stock" means the Common Stock of the Company.

                  (d) "Company" means Collagen Corporation, a Delaware corporation.

                  (e) "Continuous Status as a Director" means the absence of any interruption or termination of service as a Director.

                  (f) "Director" means a member of the Board.

                  (g) "Employee" means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

                  (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (i) "Fair Market Value" means, as of any date, the value, of Common Stock determined as follows:

                           (i) If the Common Stock is listed on any established
stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported, as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination) as reported in the Wall Street Journal or such other source as the Board deems reliable;

                          (ii) If the Common Stock is quoted on the NASDAQ
System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high and low asked prices for the Common Stock on the last market trading day prior to the date of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable, or;

                         (iii) In the absence of an established market for the
Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

                  (j) "Option" means a stock option granted pursuant to the Plan.

                  (k) "Optioned Stock" means the Common Stock subject to an Option.

                  (l) "Optionee" means an Outside Director who receives an Option.

                  (m) "Outside Director" means a Director who is not an Employee.

                  (n) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 425(e) of the Internal Revenue Code of 1986.

                  (o) "Plan" means this 1990 Directors' Stock Option Plan.

                  (p) "Share" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

                  (q) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 425(f) of the Internal Revenue Code of 1986.

         3. Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 300,000 Shares (the "Pool") of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

                  If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

         4. Administration of and Grants of Options under the Plan.

                  (a) Administrator. Except as otherwise required herein, the Plan shall be administered by the Board. No discretion concerning decisions regarding the Plan shall be afforded to any person who is not a "disinterested person" (as defined in Rule 16b-3 under the Exchange Act).

                  (b) Procedure for Grants. All grants of Options hereunder shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

                           (i) No person shall have any discretion to select
which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

                          (ii) Each Outside Director shall be automatically
granted an Option (an "Initial Option") to purchase 15,000 Shares upon the date (on or after the effective date of this Plan) on which such person first becomes a Director and each Outside Director shall automatically be granted an Option to purchase an additional 10,000 Shares upon the date (on or after the effective date of this Plan) on which such person becomes Chairman of the Board of Directors for the first time, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy; provided, however, that no Option shall be issued under the Plan or become exercisable until shareholder approval of the Plan has been obtained in accordance with Section 16 hereof.

                         (iii) On July 1, 1991 and on each July 1 thereafter
during the term of this Plan, each Outside Director shall automatically receive an Option to purchase 3,000 Shares (an "Annual Option").

                          (iv) The terms of each Option granted hereunder shall
be as follows:

                                    (A) the term of the Option shall be ten (10)
years.

                                    (B) the Option shall be exercisable only
while the Outside Director remains a Director of the Company, except as set forth in Section 8 hereof.

                                    (C) the exercise price per Share shall be
100% of the Fair Market Value per Share on the date of grant of the Option.

                                    (D) the Annual Option shall become
exercisable in full as to the Optioned Stock on the first anniversary of the date of grant of the Annual Option.

                                    (E) the Initial Option shall become
exercisable in installments cumulatively as to twenty-five percent (25%) of the Optioned Stock on the first anniversary of the date of grant of the Initial Option and as to twenty-five percent (25%) of the remaining Optioned Stock for each full year thereafter that the Optionee remains a Director.

                           (v) In the event that any Option granted under the
Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options to exceed the Pool, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

                  (c) Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion:
(i) to determine, upon review of relevant information and in accordance with Section 2(i) of the Plan, the Fair Market Value of the Common Stock; (ii) to interpret the Plan; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder; and (v) to make all other determinations deemed necessary or advisable for the administration of the Plan.

                  (d) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final.

                  (e) Suspension or Termination of Option. If the President of the Company or his or her designee reasonably believes that an Optionee has committed an act of misconduct as defined in the section, the President may suspend the Optionee's right to exercise any Option pending a determination by the Board (excluding the Outside Director accused of such misconduct). An optionee shall be deemed to have committed an act of misconduct if the Board (excluding the Outside Director accused of such misconduct) determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his or her estate shall be entitled to exercise any Option whatsoever. In making such determination, the Board (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on Optionee's behalf at a hearing before the Board or a committee of the Board.

         5. Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in
Section 4(b) hereof. An Outside Director who has been granted an Option may, if otherwise eligible, be granted an additional Option or Options in accordance with such provisions.

                  The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

         6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 16 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12 of the Plan.

         7. Exercise Price and Consideration.

                  (a) Exercise Price. The per Share exercise price for Optioned Stock shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

                  (b) Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of (i) cash,
(ii) check, (iii) promissory note, (iv) other shares which (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (v) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, (vi) by delivering an irrevocable subscription agreement for the Shares which irrevocably obligates the Optionee to take and pay for the Shares not more than twelve (12) months after the date of delivery of the subscription agreement, (vii) any combination of the foregoing methods of payment, or (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted under applicable law.

         8. Exercise of Option.

                  (a) Procedure for Exercise: Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times as are set forth in
Section 4(b) hereof; provided, however, that no Options shall be exercisable until shareholder approval of the Plan in accordance with Section 16 hereof has been obtained.

                  An Option may not be exercised for a fraction of a Share.

                  An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 7(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
Section 10 of the Plan.

                  Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                  (b) Rule 16b-3. Options granted to Outside Directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                  (c) Termination of Status as a Director. If an Outside Director ceases to serve as a Director, he may, but only within three (3) months after the date he ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its ten (10) year term has expired. To the extent that the Optionee was not entitled to exercise an Option at the date of such termination, or if he does not exercise such Option (which the Optionee was entitled to exercise) within the time specified herein, the Option shall terminate.

                  (d) Disability of Optionee. Notwithstanding the provisions of
Section 8(c) above, in the event an Optionee is unable to continue his or her service as a Director as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may, but only within six (6) months from the date of termination, exercise an Option to the extent the Optionee was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its ten (10) year term has expired. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise such Option (which the Optionee was entitled to exercise) within the time specified herein, the Option shall terminate.

                  (e) Death of Optionee. In the-event of the death of an Optionee, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death. Notwithstanding the foregoing, in no event may the option be exercised after its ten (10) year term has expired.

         9. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

         10.      Adjustments Upon Changes in Capitalization or Merger.

                  (a) Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the aggregate number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

                  In the event of the proposed dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise any Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

                  Subject to the provisions of paragraph (b) hereof, in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period. For purposes of this paragraph, an Option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the Option confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders if a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely Common Stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the Option to be solely Common Stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

         11.      Amendment and Termination of the Plan.

                  (a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

                  (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

         12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4(b) hereof. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

         13. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                  As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

                  Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         14. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         15. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

         16. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company at or prior to the first annual meeting of shareholders held subsequent to the granting of an Option hereunder. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law.


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